Exhibit 32.1

Written Statement of the Chief Executive Officer Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. Section 1350, the undersigned officer of JAKKS Pacific, Inc. (“Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2017 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Stephen G. Berman
Stephen G. Berman
Chief Executive Officer

Date: August 9, 2017